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                                                               Exhibit 10.21


                            FUISZ TECHNOLOGIES LTD.
                   EXECUTIVE MANAGEMENT BONUS INCENTIVE PLAN


         1.      PURPOSE.

         The purpose of the Fuisz Technologies Ltd. Executive Management Bonus Incentive Plan (the "Plan") is (i) to motivate special achievement by Plan Participants, upon whose judgment, initiative and efforts the Company is largely dependent for the successful conduct of its business, through a compensation program emphasizing corporate performance objectives and (ii) to enhance the ability of the Company to attract, motivate, reward and retain executive officers.

          2.     DEFINITIONS.

         (a) "Award" shall mean an incentive award earned by a Participant under the Plan for a Performance Period.

         (b) "Base Salary" for a Performance Period shall mean the Participant's base salary during such Performance Period. Base salary shall not include Awards under the Plan, long-term incentive awards, imputed income from such programs as executive life insurance, or nonrecurring items such as moving expenses, and is based on salary earnings before reductions for such items as contributions under Section 401(k) of the Internal Revenue Code of 1986, as amended.

         (c)     "Board" shall mean the Board of Directors of the Company.

         (d) "Committee" shall mean the Compensation Committee of the Board.

         (e) "Company" shall mean Fuisz Technologies Ltd., its successors and assigns.

         (f) "Earnings Per Share" for any Performance Period shall mean the consolidated net income of the Company for such period, before extraordinary or unusual items (e.g. charges for divestiture and restructuring activities) and the cumulative effect of any change in accounting principles, divided by the weighted average number of shares of the Company's common stock.

         (g) "Net Operating Profit" for any Performance Period shall mean the consolidated net operating profit of the Company for such period.

         (h) "Participant," for any Performance Period, shall mean an executive officer selected by the Committee to participate in the Plan for such Performance Period.
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         (i)     "Performance Criteria" shall mean (i) Net Operating Profit,
(ii) Earnings Per Share, (iii) Return on Equity, (iv) Revenues, (v) any combination of the foregoing or any other financial performance factor selected by the Committee.

         (j) "Performance Period" shall mean the fiscal year of the Company or any other period designated by the Committee with respect to which an Award is earned.

         (k) "Performance Target" shall mean a financial target for a Performance Period which is expressed in one or more Performance Criteria and upon the attainment of which a Participant earns an Award. Performance Targets may be in respect of the performance of the Company and its Subsidiaries (which may be on a consolidated basis), a division, a region or any combination of the foregoing. Performance Targets may be absolute or relative and may be expressed in terms of a progression within a specified range.

         (l) "Plan" shall mean this Executive Management Bonus Incentive Plan, as from time to time amended and in effect.

         (m) "Return on Equity" for any Performance Period shall mean consolidated net income of the Company for such period, before extraordinary or unusual items (e.g. charges for divestiture and restructuring activities) and the cumulative effect of any change in accounting principles, divided by average shareholder equity.

         (n) "Revenues" for any Performance Period shall mean the consolidated net sales of the Company for such period.

         (o) "Target Award Percentage" for a Participant with respect to any Performance Period shall mean the percentage of the Participant's Base Salary that the Participant would earn as an Award for that Performance Period determined based upon the attainment of a Performance Target applicable to such Participant.

         3.      ELIGIBILITY.

         (a) Participation in the Plan for a Performance Period shall be limited to those executive officers who, because of their significant impact on the current and future success of the Company, the Committee selects, in accordance with Section 5 of this Plan, to participate in the Plan for that Performance Period.

         (b) To be eligible to receive an Award for any Performance Period a Participant must be actively employed by the Company on each day of the Performance Period, provided, however, that any employee who is hired or promoted into an incentive-eligible position after the commencement of a Performance Period may, at the discretion of the Committee, participate in the Plan for such Performance Period, based upon the appropriate pro rata portion of such employee's Base Salary.





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         4.      ADMINISTRATION.

         Administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Committee. Each member of the Committee shall be an "outside director" within the meaning of
Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. The Committee shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine the Performance Periods, Performance Targets and Target Award Percentages applicable to each Participant and the amount of compensation payable to each Participant upon the achievement of such targets, to approve all Awards under the Plan, to decide the facts in any case arising under the Plan and to make all other determinations and to take all other actions necessary or appropriate for the
proper administration of the Plan, including the    delegation of such
authority or power, where appropriate; provided, however, that the Committee shall not be authorized to increase the amount of the Award that would otherwise be payable pursuant to the terms of the Plan. The Committee's administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company, its subsidiaries, Participants and their respective beneficiaries.

         5.      PERFORMANCE MEASURES AND TARGETS.

         (a) For each Performance Period, the Committee shall designate and establish, before the expiration of 25% of such Performance Period, but in no event later than 90 days after the commencement of such Performance Period:

                 (i) incentive categories based upon organizational level and potential impact on Company results;

                 (ii) Target Award Percentages applicable to Participants in each incentive category, which shall be stated as a percentage of Base Salary that will be available to each Participant upon the achievement of the Performance Targets for the applicable Plan Year; and

                 (iii) Performance Targets, which shall be based upon one or more Performance Criteria. In the event that the Performance Target is based on a combination of more than one Performance Criterion, the Committee shall designate the relative weighting of each Performance Criterion.

         (b) The Committee shall prepare schedules with respect to each Performance Period, which will be treated as part of the Plan for that Performance Period, setting forth (a) the Participants, (b) Target Award Percentages and (c) Performance Targets, in each case, for that Performance Period. The Committee shall notify each Participant of his or





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her Target Award Percentages applicable to Performance Targets for the
Performance Period.

         (c) Except as provided herein, the amount of an Award shall be equal to the product of a Participant's Target Award Percentage and his or her Base Salary. Notwithstanding anything contained in this Plan to the contrary, the Committee may, in its sole discretion, reduce or eliminate any Award actually paid to any Participant, based upon individual performance or otherwise, prior to the written certification of the Committee of the amount of such Award.

         (d) The Committee may change the Performance Targets to reflect a change in corporate capitalization, a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or the occurrence of unexpected events, such as an acquisition or disposition, product liability judgment or such other factors as the Committee may determine, prior to the expiration of 25% of the relevant Performance Period, but no later than 90 days after the commencement of such Performance Period.

         (e) The Committee may, in its sole discretion, adjust on a pro rata basis any Award to a Participant who has served in two or more incentive-eligible categories during any Performance Period.

         (f) The maximum amount of Awards that any Participant may receive with respect to any fiscal year of the Company during which the Plan is in effect is $1 million.

         6.      PAYMENT OF AWARDS.

         (a) Promptly following the end of each Performance Period the Committee will meet to certify achievement by the Company of the Performance Targets for the applicable Performance Period and, if such goals have been achieved, to review and approve actual Awards under the Plan. The achievement of the Performance Targets for any applicable Performance Period shall be certified in writing by the Committee. The Committee shall also certify in writing that all Awards payable under the Plan for a given Performance Period were determined in accordance with the Plan. Approved minutes of the Committee meeting in which such certifications are made shall be treated as written certification for this purpose. No Award shall be paid prior to such certifications.

         (b) Each Award shall be paid in a single lump sum cash payment as soon as practicable after certification by the Committee.

         7.      DESIGNATION OF BENEFICIARY.

         A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant's death prior to full payment of any Award hereunder, shall receive payment of any Award due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Committee. The Participant may, at any time, change or revoke





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such designation. A beneficiary designation, or revocation of a prior beneficiary will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Secretary of the Company. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of an Award, Awards payable under the Plan shall be paid to the Participant's estate.

         8.      AMENDMENTS.

         The Committee may at any time amend (in whole or in part) this Plan. No such amendment which adversely affects any Participant's rights to or interest in an Award earned prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto.

         9.      TERMINATION.

         The Committee may, in its sole discretion, terminate this Plan at any time.

         10.     MISCELLANEOUS PROVISIONS.

         (a) This Plan is not a contract between the Company and the executive officers or the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any individual any right to be a Participant, receive an Award or be retained in the employ of the Company. The Company is under no obligation to continue the Plan.

         (b) No Award under this Plan shall be deemed earned for any purpose whatsoever until is certified in writing by the Committee.

         (c) Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management exercised by the officers and the Board or committees thereof to change the duties or the character of employment of any employee (including any executive officer) of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

         (d) A Participant's right and interest under the Plan may not be assigned or transferred, except as provided in Section 7 of the Plan, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company's sole discretion, the Company's obligation under the Plan to pay Awards with respect to the Participant.

         (e) The Plan shall be unfunded. The Plan shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

         (f) The Company shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.





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         (g)     The Plan and all rights hereunder shall be construed in
accordance with and governed by the laws of the State of Delaware.

         11.     EFFECTIVE DATE.

         This Plan shall be effective as of the date that it is approved by the Board.





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